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                                                                      Exhibit 99

MEDIA CONTACTS:
---------------
JEFF BOTTI, NATIONWIDE
614-249-6339

JOSEPH M. MOLLMANN, NDC
614-442-5440


July 13, 1998
For Immediate Release

                       NATIONWIDE FINANCIAL SERVICES, INC.
                            FORMS STRATEGIC ALLIANCE
                    WITH NATIONAL DEFERRED COMPENSATION, INC.

         COLUMBUS, OHIO -- Nationwide Financial Services, Inc. (NYSE: NFS) announced today that it has formed a strategic alliance with National Deferred Compensation, Inc. (NDC), with an option to acquire the administrator of deferred compensation programs for public employees. Both companies are based in Columbus.

         NDC, with more than 125 employees, administers more than $4 billion in deferred compensation assets for approximately 170,000 public employees in 2,000 plans. It specializes in administration, recordkeeping and employee education in the public sector retirement plan market.

         The alliance gives NFS additional expertise in large-account deferred compensation administration, a competitive strength of NDC. Together, the companies make up the country's largest administrator of deferred compensation programs.

         NDC's administrative services will be offered as part of NFS' deferred compensation business, according to Joseph J. Gasper, NFS president and chief operating officer. NFS, through its PEBSCO (Public Employees Benefit Services Corporation) subsidiary, also is the country's largest marketer and administrator of deferred compensation programs for county and municipal employees. It administers $14 billion in assets for more than 800,000 public-sector participants in 6,800 plans. NFS also provides products for many of those plans.

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NATIONWIDE/NDC - 2

         "This strategic alliance with National Deferred Compensation helps Nationwide Financial Services to achieve one of its goals, which is to diversify sources of growth and profit," Gasper said.

         "It complements our current leadership position of offering deferred compensation programs to public employees by providing additional expertise in the administration of large accounts. This arrangement offers NFS greater capacity for growth and flexibility in plan administration to meet customer expectations."

         NDC was founded in 1975 by Joseph M. Mollmann to administer and market deferred compensation plans. Among its clients are Washington Mutual Bank and Wells Fargo Bank and the states of Kentucky, South Dakota, Florida and Wisconsin, and the city of Los Angeles.

         According to Mollmann, president of NDC, the agreement with Nationwide offers NDC the financial and technological support of a large, well-capitalized company for future growth, aligns it with a nationally known leader in deferred compensation plans, and offers access to Nationwide's diverse national distribution network to help it broaden and expand markets.

         Nationwide Financial Services, Inc. is the holding company for the long-term savings and retirement operations of the Nationwide Insurance Enterprise, a Fortune 500 organization and one of the country's largest diversified insurance and financial services organizations.

         Its principal operating subsidiary is Nationwide Life Insurance Company, the country's 13th largest life insurer based on assets. It provides variable and fixed annuities, life insurance, pension products, mutual funds, and administrative services through a broad spectrum of wholesale and retail channels, including investment dealers, financial institutions, pension plan administrators, public employers, education associations, and exclusive agents.

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